Exhibit 10.1

24 March 2016

Mr. Robert A. Stuchbery

President- International Operations

The Hanover Insurance Group, Inc.

Deputy Chairman and Director

Chaucer Syndicates Limited

Plantation Place
30 Fenchurch Street
London, United Kingdom
EC3M 3AD

Dear Bob:

At the outset, I would like to thank you personally, and on behalf of the entire Hanover organization, for your years of service and immeasurable contribution to Chaucer’s success.  Due in no small measure to your expertise and experience, Chaucer has become one of the finest organizations in the Lloyd’s marketplace and a significant contributor to The Hanover’s success.  While we are confident that the Chaucer organization will continue to thrive, your leadership will be missed.

You have advised us of your desire to retire from Chaucer and The Hanover later this year, and the purpose of this letter is to set forth matters relating to this request.

You have agreed to continue in your current role until 31 May 2016 (the “Separation Date”).  During this time, you will continue to mentor and advise Mr. Johan Slabbert and other Chaucer executives; facilitate a smooth transition of leadership and industry and regulatory relationships; carry forth the duties and responsibilities inherent as a director of Chaucer and Deputy Chairman; provide advice and assistance to the organization with respect to cross-selling and other international initiatives; and perform such other duties as may be required from time to time.  You will continue to report to me (or my successor) until the Separation Date.  Both parties have agreed to waive any further notice of termination or pay in lieu of notice.  Save as detailed in this letter, your Service Agreement dated  01 January 2016, which supersedes any prior agreements, will be unaffected and will remain in force until the Separation Date, at which time it will terminate and be of no further force or effect except with respect to provisions which by their respective terms apply post-termination.

You will be paid all salary and contractual benefits which accrue up to and including the Separation Date.  In particular, I have recommended to The Hanover’s Compensation Committee (the “Compensation Committee”), and the Compensation Committee has agreed, that we will not withhold payment of the second one-half of the 2015 incentive compensation payment under the 2015 Chaucer Annual Bonus Scheme until January 2017, as is the customary practice, or the payment of a bonus award associated with the U.K. Motor business, which also otherwise would not be paid until January 2017.  All of these amounts will be paid to you in April 2016.

24 March 2016

In recognition of the fact that your responsibilities have and will taper down further over the following months, a liberal leave policy will apply.  Holiday entitlements shall apply against such leave days and assuming that you manage your schedule to allow you to meet your responsibilities appropriately, no deductions shall be made for leave days taken in excess of your accrued holiday entitlement.

Notwithstanding any provision in the applicable grant agreements or your Service Agreement regarding being under notice of termination by either party:

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you will be paid a 2015 performance bonus under the 2015 Chaucer Annual Bonus Scheme in an amount equal to £543,569, 100% of such award to be paid on the same date as such portion is payable to other participants in the scheme (as opposed to the standard practice of paying one-half in April and the balance in January of the following year);

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you will be paid an additional discretionary bonus award associated with the sale of the U.K. Motor business in an amount equal to £68,724, such amount to be paid on the same date as the payment date for the 2015 performance bonus as provided above (as opposed to paying the amount thereof  in January 2017, as will be the approach for all other recipients);

-	on or as soon as reasonably practicable following the Separation Date, you will be paid your 2015 long-term incentive award in the amount of £113,000;
-	your restricted stock unit awards granted on February 19, 2014 vested and were paid in accordance with their respective terms in February 2016; and
-	you also were paid in January 2016 the remaining 50% of your bonus under the 2014 Chaucer Annual Bonus Scheme.

You agree that, notwithstanding the termination of your employment, clauses 16.6 and 16.8 (principally relating to confidential information and return of company property) and 17 (principally relating to non-solicitation of Chaucer employees, customers and others and non-interference with Chaucer business) of your Service Agreement, as well as the confidential information, non-solicitation and non-interference provisions of the various equity and other long-term grant agreements you received from The Hanover which by their terms apply post-termination,  shall remain in full force and effect in accordance with their respective terms (confidentiality covenants and agreements are referred to as the “Confidentiality Covenants”; such other covenants and agreements are referred to as the “Non-waivable Covenants”; and, the period commencing on the Separation Date and extending to the one-year anniversary thereof is referred to as the “Restricted Period”).

We understand and appreciate that you may well remain active in one capacity or another in the London insurance market.  We know that you would not want to harm Chaucer or The Hanover in any way; accordingly, you have agreed that during the Restricted Period, you will not take any action, assume any executive position or act in any executive capacity, which is directly or indirectly competitive with Chaucer or The Hanover or their respective affiliates (the “Limited Post-Employment  Restriction”).  However, we also would like to find common ground to permit you to remain active within Lloyd’s and the industry if you so desire.  To that end and for the avoidance of doubt, we confirm that you may (i) accept a non-executive director position with any Lloyd’s managing agency or broker, or non-Lloyd’s insurance-related business, provided that your responsibilities and activities are confined to those traditionally associated with those of a non-

24 March 2016

executive director;  or (ii) serve in a capacity with the Lloyd’s Market Association, the London Market Group, or with similar associations, provided that you are serving in a capacity on behalf of the industry or of such association, and not on behalf, or as a representative of, a syndicate, managing agency, agent or broker, or a particular company or group of companies, and provided further, that in any case, you comply with the Confidentiality Covenants and, during the Restricted Period, with the Non-waivable Covenants.  In addition, if, during the Restricted Period, you decide that you wish to be involved in an executive  or executive consulting  position of any sort which is related to Lloyd’s or the insurance industry, we will act in good faith and will consider waiving, in whole or in part, the Limited Post-Employment Restriction to the extent we believe that neither Chaucer nor The Hanover will be unfairly impacted or embarrassed and provided you confirm that you will continue to comply with the Confidentiality Covenants and, during the remainder of the Restricted Period, with the Non-waivable Covenants.  You have confirmed that during the Restricted Period, you would give Chaucer and The Hanover reasonable courtesy notice before accepting any position related to the insurance industry.

You have advised us that you have consulted with expert counsel in connection with your planned separation from Chaucer and The Hanover, any rights you otherwise would have under your Service Agreement, law or this letter agreement, including with respect to the confirmations set forth in the paragraph immediately below.  We encourage such prudence since it is in our mutual interest that all parties understand their respective rights and responsibilities.  With this in mind and upon presentation of an invoice from your solicitors, will be pleased to pay any related invoices, up to a maximum of £2,000 plus VAT, or in the alternative, reimburse you directly, in either case as you instruct us.

You have confirmed to us and agree that, except for the sums and benefits referred to in this letter and rights under your pension scheme, no other sums or benefits whatsoever are due to you and that you are not aware of any claim, statutory or otherwise, that you may have against Chaucer, The Hanover or any of their respective affiliates.

Once again, thank you for helping to build a tremendous institution and for your continued service to Chaucer and The Hanover.

Yours sincerely

/s/ Frederick H. Eppinger

Frederick H. Eppinger

President and  Chief Executive Officer

The Hanover Insurance Group, Inc.

Agreed and accepted:

Signed:/s/ Robert A. Stuchbery__________Dated: _March 29, 2016______

Robert A. Stuchbery